UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cracker Barrel Old Country Store, Inc.

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November 1, 2013

ISS, Glass Lewis and Egan-Jones Endorse All Cracker Barrel Nominees to Board;

Reject Attempt by Biglari to Secure Two Board Seats

Recommend Vote Against Proposed Special Dividend

Recommend Shareholders Vote WHITE Proxy Card

LEBANON, Tenn. – (BUSINESS WIRE) – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today announced that Institutional Shareholder Services (“ISS”), Glass, Lewis & Co. (“Glass Lewis”) and Egan-Jones Proxy Services (“Egan-Jones”) have all recommended that Cracker Barrel shareholders vote FOR all of the individuals nominated by the Company’s Board of Directors for election to the Board at the Company’s Annual Meeting of Shareholders on November 13, 2013. All three advisory firms also recommended that shareholders vote AGAINST the non-binding, advisory proposal on a $20 per share special dividend, which was publicly proposed by affiliates of Biglari Holdings. ISS, Glass Lewis and Egan-Jones are leading proxy voting advisory services whose recommendations are considered by major institutional investment firms, mutual funds and other fiduciaries throughout the country.

In endorsing the Cracker Barrel nominees all three advisory firms recommended that shareholders reject Biglari Holdings’ nomination of Sardar Biglari and Philip Cooley. Cracker Barrel shareholders overwhelmingly rejected similar proxy challenges by Biglari Holdings in each of the last two years.

Commenting on the endorsements, Sandra B. Cochran, Cracker Barrel’s President and Chief Executive Officer stated: “We are extremely pleased that ISS, Glass Lewis and Egan-Jones have supported our nominees for the Cracker Barrel Board of Directors. All three firms also agreed with the Company’s recommendation that our shareholders vote AGAINST the non-binding, advisory proposal on a $20 per share special dividend. We appreciate the ongoing affirmation of our strategic approach that we received from the advisory firms, and urge shareholders to continue to support that strategy and our strong Board.”

Key excerpts from the ISS report:1

“The evidence of the past seven quarters seems to suggest that the company’s investment in its brand, its changes to its menu options, and the changes to its retail merchandise have in fact borne out, and that the growth in revenue over the past two years is the result of a well-managed go-to-market strategy, not a short-sighted pricing action taken at the expense of sustainable growth in customer traffic.”

“The company’s continued communication about its strategic plan, demonstrable progress on its specific initiatives, and performance on key metrics over the tenure of the current board and management team strongly suggests the attentive stewardship of shareholder value.”

“The board has also clearly, consistently, and continually communicated its strategy to shareholders and has outlined many of the steps it has taken to ensure shareholder capital is being deployed prudently.”

“Given the strong operating and financial performance under the reconstituted board, which have delivered shareholder returns significantly stronger than either its index or the median of direct peers, and the evidence the board continues to make prudent capital allocation decisions including the return of cash to shareholders, the dissidents have not made a compelling case that board change is necessary.”

“A vote AGAINST [the special dividend] proposal is warranted because the dissidents have not offered a compelling argument that the board is making poor capital allocation decisions; the proposal would increase the company’s financial leverage to nearly twice the peer median, increasing financial risk but reducing strategic flexibility; and the board has already demonstrated its willingness, particularly through the significant increase in the regular dividend over the past two years, to return capital to shareholders.”

Key excerpts from the Glass Lewis report:

In discussing this year’s proxy contest compared to the previous two, Glass Lewis said:

“We find the Dissident’s current solicitation, marked by arguments more perfunctory and semantic than piercing and seismic, is perhaps the least compelling of the trio of solicitations for Board representation.”

“We find the Dissident is seeking investor support against a decidedly challenging backdrop: Biglari has failed to generate returns even marginally comparable to Cracker Barrel’s peer-leading performance despite a large stake in the Company, does not currently pay dividends to its investors, has twice been decisively rejected by the Company’s shareholders, has exhibited poor corporate governance practices and has more recently garnered a significant degree of opposition from its own investors.”

[1]	Permission to use quotes from the ISS report, the Glass Lewis report and the Egan-Jones report was neither sought nor obtained.

“We believe investors should reasonably consider the dubious corporate governance principles promulgated by Biglari when considering the prospective appeal of electing either of Messrs. Biglari or Cooley.”1

[1]	The Glass Lewis report issued October 31, 2013 referenced specifically, among other things, Biglari Holdings twice seeking shareholder approval of a dual class share structure, the fact that Biglari Holdings received the affirmative support of only 33.3% of its shareholders on its say-on-pay vote at its 2013 Annual Meeting, and the levels of withhold votes for its directors at the 2013 Annual Meeting.

“Based on the foregoing factors, we continue to believe there is little benefit to be realized through the removal of any incumbent nominees or the election of any Dissident candidates.

Key excerpt from the Egan-Jones report:

“1.	We believe that it would be imprudent of the Company at this time to pay the special dividend advocated by the Dissidents, thereby substantially increasing leverage and reducing the Company’s financial flexibility to invest appropriately in its business in the future as market conditions may change.

2.	We are not convinced that the election of the Dissidents’ slate to the board of directors would work to the benefit of all shareholders.

3.	We believe that the Dissidents have failed to make a persuasive case that their joining the board would work to maximize the value of shareholder value.”

About Cracker Barrel Old Country Store

Cracker Barrel Old Country Store, Inc. provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.

Cracker Barrel Old Country Store, Inc. (Nasdaq:CBRL) was established in 1969 in Lebanon, Tenn. and operates 625 company-owned locations in 42 states. For more information, visit crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2013 Annual Meeting. On October 2, 2013, Cracker Barrel filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) with the SEC in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Annex A thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

CBRL-F

Cracker Barrel Old Country Store, Inc.

Investors:

Lawrence E. Hyatt, 615-235-4432

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Media:

Andy Merrill, 212-886-9304